Exhibit 5.1

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

215.981.4000

Fax 215.981.4750

April 24, 2012

Penseco Financial Services Corporation

150 North Washington Avenue

Scranton, Pennsylvania 18503-1848

Re:         Registration Statement on Form S-3D

Ladies and Gentlemen:

We have acted as counsel to Penseco Financial Services Corporation, a Pennsylvania corporation (the “Company”) in connection with the filing of the Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed offering and sale of up to 100,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”) pursuant to the Company’s 2012 Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

We have acted as your counsel in connection with the preparation of the Registration Statement. In our capacity as counsel, you have requested that we render the opinion set forth in this letter and we are furnishing this opinion letter pursuant to Item 601(b)(5) of Regulation S-K, promulgated by the Commission. We are familiar with the proceedings taken by the board of directors of the Company in connection with the authorization of the Plan. In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement as filed with the Commission on the date hereof, (ii) the Company’s articles of incorporation, as amended and/or restated to date, (iii) the Company’s bylaws, as amended and/or restated to date and (iv) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, and that the Shares will be issued against payment of valid consideration under applicable law. As to any facts material to the opinion expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the Commonwealth of Pennsylvania, including statutory provisions and all applicable provisions of the Constitution of the Commonwealth of Pennsylvania and reported judicial decisions interpreting such laws of the Commonwealth of Pennsylvania, and the federal laws of the United States of America.

Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered by the Company against payment therefor in the manner contemplated by the Registration Statement and in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP
Pepper Hamilton LLP